Exhibit 99.1

BRINKER INTERNATIONAL ADDS JAMES KATZMAN TO BOARD OF DIRECTORS, BRINGING FINANCIAL AND BUSINESS EXPERTISE

DALLAS, Jan. 22, 2018 - Brinker International, Inc. (NYSE: EAT), a recognized leader in casual dining, announces the election of James Katzman to its Board of Directors.

Katzman is a retired partner of Goldman Sachs. A seasoned, accomplished investment banking professional, he spent his career advising companies on corporate financial matters and merger transactions, including numerous contested situations. He also serves as a trustee for the Hershey Trust Company and Milton Hershey School, San Francisco Ballet, and Boys & Girls Clubs of Metro Phoenix. In addition, he is on the advisory board for the Program for Financial Studies at Columbia Business School, where he guest lectures on financial topics.

“Jim brings tremendous business and financial experience to our board that will enlighten our discussions around creating value for our shareholders,” said Joe DePinto, chairman of the board of Brinker.

“We are pleased to welcome a business leader with such strong experience in shareholder value, capital structure and corporate governance,” added Wyman Roberts, CEO and president of Brinker. “Jim’s addition further strengthens our board’s breadth of talent, which will be extremely valuable as Brinker continues to grow.”

Brinker International, Inc. is one of the world's leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, as of the fiscal first quarter ended Sept. 27, 2017, Brinker owned, operated or franchised 1,682 restaurants under the names Chili's® Grill & Bar (1,630 restaurants) and Maggiano's Little Italy® (52 restaurants).